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EXHIBIT 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI,
PROFESSIONAL CORPORATION]

May 31, 2002

Intraware, Inc.
25 Orinda Way
Orinda, California 94608

        Re: Intraware, Inc. (the "Company") Registration Statement on Form S-3

Ladies and Gentlemen:

        We are acting as counsel for Intraware, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 7,700,000 shares of common stock, $0.0001 par value per share, of the Company to be offered and sold by certain securityholders of the Company (the "Selling Securityholders"), all of which have been issued or are issuable (the "Warrant Shares") upon exercise of warrants (the "Warrants"). In this regard, we have participated in the preparation of a Registration Statement on Form S-3 relating to such shares of Common Stock. Such Registration Statement, as amended, is herein referred to as the "Registration Statement."

        We are of the opinion that the Warrant Shares to be offered and sold by the Selling Securityholders have been duly authorized and, when issued by the Company in accordance with the terms of the Warrants, were or will be legally issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ WILSON SONSINI GOODRICH & ROSATI

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  EXHIBIT 5.1